Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

DATE: 18 JUNE 2026

SALE AND PURCHASE AGREEMENT

Between

MR. TOPÂRCEANU RĂZVAN IOAN MR. CIOLACU SILVIU
MR. FODOR ALEXANDRU MR. VULCAN IOAN
MR. DUNGACIU ANDREI
MR. POPA RADU CRISTIAN PARTENIE
(as Sellers) and
NUVVE DENMARK APS
(as Purchaser)

CMS Cameron McKenna Nabarro Olswang LLP SCP 165 Calea Floreasca
One Tower, 12th–14th floors District 1
014459 Bucharest
T +40 21 407 3800
F +40 21 407 3900
cms.law

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Bucharest - 632036105.1

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TABLE OF CONTENTS
1.DEFINITIONS AND INTERPRETATION    2
2.OBJECT OF THE AGREEMENT    2
3.PURCHASE PRICE AND PAYMENT    2
4.CONDITIONS    4
5.CONDUCT PRIOR TO COMPLETION    5
6.COMPLETION    7
7.POST-COMPLETION ACTIONS    9
8.SELLERS’ WARRANTIES AND INDEMNITIES    9
9.PURCHASER’S WARRANTIES    10
10.LIMITATIONS OF LIABILITY    10
11.CONDUCT OF WARRANTY CLAIMS    12
12.NOTICES    12
13.CONFIDENTIALITY    13
14.TERMINATION    13
15.COSTS    14
16.MISCELLANEOUS CLAUSES    14
17.GOVERNING LAW    15
18.DISPUTE RESOLUTION    15
Schedule 1 DEFINITIONS AND INTERPRETATION    17
Schedule 2 DETAILS OF THE COMPANY    24
Schedule 3 COMPLETION ACCOUNTS    25
Schedule 4 SELLERS’ WARRANTIES    27
Schedule 5 PURCHASER’S WARRANTIES    36
Schedule 6 CONDUCT OF CLAIMS    37
Schedule 7 DATA ROOM INDEX    38
Schedule 8 MATERIAL CONTRACTS    39
Schedule 9 PROPERTIES    40

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THIS AGREEMENT is made on 18 June 2026

BETWEEN:
(1)Mr. TOPÂRCEANU RĂZVAN IOAN, a Romanian citizen, born on 18.05.2002 in City of Sibiu, domiciled at Sibiu County, 44 Luxemburg street, Sibiu, identified with ID series SR no. 068089, issued by SPCLEP Sibiu on 18.05.2023 and valid until 18.05.2030, personal identification number (CNP) 5020518324795 (“Seller 1”);
(2)Mr. CIOLACU SILVIU, a Romanian citizen, born on 30.08.1985 in City of Sibiu, domiciled at Sibiu County, Liviu Ciulei street, block 9, 3rd floor, ap. 16, Cisnadie, identified with ID series SB no. 944331, issued by SPCLEP Cisnădie on 02.09.2020 and valid until 30.08.2030, personal identification number (CNP) 1850830324785 (“Seller 2”);
(3)Mr. FODOR ALEXANDRU, a Romanian citizen, born on 27.09.1986 in City of Sibiu, domiciled at Sibiu County, 19 Partenie Cosma, ap. 18, Sibiu, identified with ID series SB no. 1003038, issued by SPCLEP Sibiu on 04.06.2025 and valid until 30.06.2035, personal identification number (CNP) 1860927324780 (“Seller 3”);
(4)Mr. VULCAN IOAN, a Romanian citizen, born on 11.09.1979 in City of Poiana Sibiului, domiciled at Sibiu County, 1 Cernei street, Sibiu, identified with ID series SB no. 1011594, issued by SPCLEP Sibiu on 14.08.2025 and valid until 13.08.2035, personal identification number (CNP) 1790911323259 (“Seller 4”);
(5)Mr. DUNGACIU ANDREI, a Romanian citizen, born on 10.11.1984 in City of Târgu-Jiu, domiciled at Bucharest, 9-15 Surorilor street, block A2, 2nd entrance, ap. 46, district 1, identified with ID series RK no. 834445, issued by SPCEP district 1 on 10.11.2021 and valid until 03.08.2031, personal identification number (CNP) 1841110180025 (“Seller 5”);
(6)Mr. POPA RADU CRISTIAN PARTENIE, a Romanian citizen, born on 19.07.2002 in City of Sibiu, domiciled at Sibiu County, 13 Călțun street, Sibiu, identified with ID series SB no. 938872, issued by SPCLEP Sibiu on 24.07.2020 and valid until 19.07.2027, personal identification number (CNP) 5020719324787 (“Seller 6”);
(Seller 1 to Seller 6 being collectively referred to as the “Sellers” and individually as a “Seller”)
(7)NUVVE DENMARK APS, a Danish company, having its registered office at C/O 360 Law Firm Lautrupsgade 7, 3. Tv, 2100 Copenhagen, Denmark, registered with Danish Business Authority under no. 37217344 (the “Purchaser”);
(the Sellers and the Purchaser being collectively referred to as the “Parties” and individually as a “Party”)
WHEREAS:
(A)The Sellers are the shareholders owning 100% of BESS Sibiu SRL, a Romanian limited liability with registered office at Cisnădie locality, City of Cisnădie, Liviu Ciulei Street, Block 9, Floor 3, Apartment 16, Sibiu County, registered with the Trade Registry under no. J2024022784005, having sole identification code 50558195 (the “Company”), particulars of which are set forth in Schedule 2 (Details of the Company);
(B)The Company is currently developing a battery energy storage system, with an installed power of 42 MW, a maximum power to be injected into the grid of 39,74 MW and the maximum power absorbed from the grid of 49,25 MW, located in Copsa Mica commune, Sibiu County, Romania (the “Project”);

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(C)The Sellers agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Sellers under this Agreement and the Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.
IT IS AGREED AS FOLLOWS:

1.DEFINITIONS AND INTERPRETATION
1.1The definitions and interpretation provisions in Schedule 1 (Definitions and Interpretation) shall apply throughout this Agreement.
2.OBJECT OF THE AGREEMENT
2.1On the terms of this Agreement the Sellers shall sell, and the Purchaser shall purchase, the Shares, as specified in Schedule 2 (Details of the Company), with full title guarantee and free from any Encumbrances, together with all rights attached or accruing to the Shares.
2.2Each Seller waives any rights of pre-emption or other restrictions on transfer in respect of the Shares conferred by the articles of association of the Company or otherwise.
2.3The transfer of ownership title over the Shares shall occur on Completion Date, provided all actions in Clause 6 below have been completed.
2.4Neither the Sellers nor the Purchaser shall be obliged to complete the sale and purchase of the Shares, unless the sale and purchase of all Shares is completed simultaneously.
3.PURCHASE PRICE AND PAYMENT PURCHASE PRICE
3.1As consideration for the transfer to the Purchaser of the ownership right over all Shares, free of any Encumbrances and pursuant to the terms and conditions of this Agreement, the Purchaser undertakes to pay to the Sellers the Purchase Price calculated as follows:
3.1.1Base Purchase Price, less
3.1.2the Shareholder Loan Amount, plus/ minus
3.1.3Completion Net Working Capital, which can be a positive or negative amount, plus
3.1.4the Development Fee,
3.1.5if applicable, the COD Payment, (together the “Purchase Price”).
Payment
3.2On Completion Date, the Purchaser shall pay the following:
3.2.1Base Purchase Price, less
3.2.2the Shareholder Loan Amount, plus / minus
3.2.3estimated Completion Net Working Capital, which can be a positive or negative amount, plus
3.2.4the Financial Guarantee.
(together the “Completion Payment”).

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3.3Not later than 3 (three) Business Days before the Completion Date, the Sellers shall provide the Purchaser a good faith calculation of the Completion Payment by reference to the latest available month-end date for which the trial balance was finalised, which should be for the month prior to the one in which Completion takes place. At least 3 (three) Business Days prior to the delivery of the calculation of the Completion Payment, the Sellers shall give the Purchaser the opportunity to review and comment on such calculation and the Sellers shall, in good faith, take the Purchaser’s comments into consideration. Any disputed amount shall be excluded from the Completion Payment and shall be settled after the Completion Date in accordance with Clause
3.6 below and Schedule 3 (Completion Accounts) hereto.
3.4The amount representing the Completion Payment shall be paid by the Purchaser to the Sellers, Pro-Rata, by wire transfer in immediately available funds for same day value, free of any costs or charges, to the accounts designated by each of the Sellers as follows:
3.4.1to Seller 1: in the bank account: RO62RNCB0227171018210001 opened at Banca Comerciala Romana;
3.4.2to Seller 2: in the bank account: RO36INGB0000999910106402 opened at ING Bank;
3.4.3to Seller 3: in the bank account: RO52BTRL03301201E21320XX opened at Banca Transilvania;
3.4.4to Seller 4: in the bank account: RO70BTRL03301201688116XX opened at Banca Transilvania;
3.4.5to Seller 5: in the bank account: RO73BTRL04801201H77779XX opened at Banca Transilvania;
3.4.6to Seller 6: in the bank account: RO40RNCB0536156386170001 opened at Banca Comerciala Romana.
3.5The Purchaser and the Sellers shall comply with their respective obligations under Schedule 3 (Completion Accounts) pursuant to which the Completion Accounts are to be prepared and become final and binding on the Parties.
3.6Within 5 (five) Business Days after the Purchase Price has been finally agreed or determined in accordance with Schedule 3 (Completion Accounts):
3.6.1if the Purchase Price (excluding the Development Fee and the COD Payment) is higher than the Completion Payment, the difference shall be paid by the Purchaser to the Sellers Pro-Rata in accordance with Clause 3.4;
3.6.2if the Purchase Price (excluding the Development Fee and the COD Payment) is lower than the Completion Payment, the difference shall be paid by the Sellers to the Purchaser, by wire transfer in immediately available funds for same day value, free of any costs or charges, to the bank account designated by the Purchaser.
3.7The Development Fee shall accrue on a monthly basis from (and including) Completion until COD,, starting with the month immediately following the month during which Completion took place and shall be due and payable in a single lump sum by the Purchaser to the Sellers Pro-Rata within the time limits specified in Clause 3.8 below. The accrual of the Development Fee shall automatically cease on the earlier of:
3.7.1COD;
3.7.2the COD Long Stop Date;

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3.7.3the occurrence of a Material Adverse Change in respect of the Project.
3.8The COD Payment shall become due and payable only upon the Project achieving COD. Subject to the Project achieving COD, the Purchaser shall pay the COD Payment to the Sellers Pro-Rata within 15 (fifteen) Business Days following the date on which COD is achieved, but no later than the COD Long Stop Date. If the Project does not achieve COD for reasons not attributable to the Sellers, the Purchaser is obligated to make the COD Payment not later than the COD Long Stop Date.
3.9The payment of the Completion Payment as well as any other payments to be made under this Agreement (including the Development Fee and the COD Payment, if applicable) shall be made in EUR. For delayed payments, the Purchaser will pay delay penalties of 0,15% for each day of delay until full payment.
3.10To the extent possible, any payment made by the Sellers in respect of a Warranty Breach or any other payment made by it according to this Agreement will reduce the Purchase Price by a matching amount.
3.11The Purchaser shall be entitled, without prejudice to any other rights or remedies available to it, to withhold from the Development Fee and/ or the COD Payment the amounts finally due by the Sellers to the Purchaser in accordance with the provisions of this Agreement.
4.CONDITIONS
4.1The sale and purchase of the Shares and the Parties’ obligation to consummate the Transaction will be conditional upon the following conditions precedent (the “Conditions”) being fulfilled not later than ten (10) Business Days before the Long Stop Date:
4.1.1the FDI Condition having been satisfied;
4.1.2the RTB Status having been reached, to the satisfaction of the Purchaser;
4.1.3confirmation letter issued by the City Hall Copsa Mica confirming that, as of the date of issuance, there are no restitution claims registered or pending in respect of the Properties under the special restitution laws;
4.1.4confirmation letters issued by each of the following authorities, confirming that, as of the date of issuance, there are no ongoing or envisaged expropriation procedures affecting the Properties: (a) Compania Națională de Administrare a Infrastructurii Rutiere (CNAIR); (b) Compania Națională de Investiții Rutiere (CNIR); (c) the City Hall Copsa Mica;
4.2The Sellers undertake and covenant to take or cause to be taken all actions necessary, proper or advisable for the prompt satisfaction of the Conditions, other than the FDI Condition which shall be under the responsibility of the Purchaser, after the date of this Agreement and in any event not later than ten (10) Business Days before the Long Stop Date.
4.3To the maximum extent permitted by Applicable Laws, the Sellers and the Purchaser shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions within their respective responsibility, including, but not limited to the prompt provision by all Parties of all information reasonably necessary or requested by any relevant Governmental Authority to ensure the fulfilment of the Conditions.
4.4The Purchaser shall, at its own cost, take all steps necessary to procure that the FDI Condition is satisfied promptly after the signing of this Agreement and, in any event, not later than ten (10)

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Business Days before the Long Stop Date. Without prejudice to the generality of this Clause 4.4, the Purchaser shall in any event:
4.4.1have primary responsibility for obtaining all consents, approvals or actions of any Governmental Authority required to satisfy the FDI Condition and shall take all steps necessary for that purpose (including, in particular, making and progressing appropriate submissions, notifications and filings, in consultation with the Sellers, within ten (10) Business Days after the date of this Agreement, provided that the Sellers and the Company shall provide the Purchaser and/ or its advisors with any information required for the relevant notifications for the FDI Condition within five (5) Business Days after the date of this Agreement, and in any event in accordance with any and all applicable time limits);
4.4.2provide promptly all information which is requested or required by a Governmental Authority and in any event in accordance with any applicable time limits.
4.5The FDI Condition may not be waived, as it is set for the benefit of both Parties. The other Conditions set forth under this Agreement are for the benefit of the Purchaser and may be waived by notice in writing in whole and in part and conditionally or unconditionally by the Purchaser.
4.6Any waiver by the Purchaser of any Condition is without prejudice to the Purchaser’s right to compensation under this Agreement.
4.7Should the decision of any competent Governmental Authority in relation to the FDI Condition provide for measures, obligations and/or conditions to be assumed by the Purchaser and/or by the Company after Completion, the Parties hereby agreed to consider in good-faith such measures, obligations and/or conditions, provided that the Purchaser shall not be required or obliged to accept or comply with such requirements.
4.8Each Party shall keep the other Parties informed on the status of fulfilment of the Conditions and any relevant matters in connection thereto, including without limitation, any matters that might cause delays or might otherwise affect the fulfilment of such Conditions, and shall provide copies to the other Parties and its advisers of all relevant documentation prepared in respect of the Conditions and giving them the opportunity to comment thereon.
4.9Each Party will provide written notice to the other Party within five (5) Business Days from the fulfilment of any of the Conditions together with copies of appropriate documentary evidence of the facts contained in such notice.
4.10If, at any time, a Party becomes aware of a fact or circumstance that might prevent any of the Conditions being satisfied, it shall inform the other Party on the matter and shall promptly take any steps or measures as may be necessary to safeguard to the extent possible the opportunity to fulfil the Conditions.
5.CONDUCT PRIOR TO COMPLETION
5.1During the period from the Signing Date of this Agreement to the Completion Date, the Sellers shall procure that:
5.1.1The Company will be managed in the ordinary course of business and consistent with current practices including by taking the necessary actions to apply for, maintain and renew, and protect the validity of such permits as required to carry out their business;
5.1.2The Purchaser is given such information regarding the business, assets, liabilities and affairs of the Company as the Purchaser may reasonably require from time to time and

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to the extent such provision of information is permitted by the Applicable Laws, including competition legislation;
5.1.3The Sellers shall not solicit (directly or indirectly), initiate, negotiate or agree to negotiate an alternative transaction with a third party for the purchase of the Company, the Shares, the Project or any part of the Project.
5.2The Sellers shall not, and/or shall procure that the Company shall not, in the period before Completion, without the prior written consent of the Purchaser:
5.2.1dispose of or agree to dispose of or grant any right or any option or right of pre-emption in respect of any of the Shares;
5.2.2amend, terminate or otherwise alter any regulatory license or permit;
5.2.3amend the Articles of Association;
5.2.4dispose of or agree to dispose of the Project;
5.2.5acquire or agree to acquire or dispose of or agree to dispose of any business or any asset having a value, in a single or series of related transactions or incur or commit any capital expenditure, in excess of EUR 20.000,00;
5.2.6amend or terminate any Material Contract;
5.2.7commence, settle, or compromise any litigation, arbitration or legal proceedings;
5.2.8enter into any guarantee, indemnity, security or give any other assurance for the benefit of a third party;
5.2.9acquire or form any subsidiary, or acquire any shares in any company or acquire the whole or any substantial part of the undertaking, assets or business of any other company or any firm or person or enter into any joint venture or partnership with any other person;
5.2.10create, purchase, redeem, allot or issue, or agree to create, purchase, redeem, allot or issue any class of share or loan capital or otherwise perform any action relating to the capital structure of the Company as such;
5.2.11merge or amalgamate or agree to merge or amalgamate the Company with any other company;
5.2.12enter into any agreement, commitment or transaction with the Sellers or any of its Affiliates or amend any of the agreements of entered into with the Sellers or any of its Affiliates that were Disclosed in the Data Room;
5.2.13fail to pay any insurance premium when due for payment or fail to renew any of its insurance policies or reduce the amount or scope of cover of any such policies;
5.2.14change the accounting policies;
5.2.15incur any additional Financial Indebtedness, other than under the Shareholder Loan Agreements;
5.2.16create any Encumbrance over its assets;
5.2.17submit any rectifying return (“declarație rectificativa”) in respect of Tax for any period before the Signing Date, unless confirmed with and approved by the Purchaser;

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5.2.18do anything which (i) would breach or be likely to constitute a breach of any covenant or undertaking given by the Sellers or (ii) would result in a Warranty Breach;
5.2.19agree, conditionally or otherwise, to do any of the above activities.
5.3The provisions of this clause shall govern the period between the Signing Date and Completion.

6.COMPLETION
Completion Date
6.1Completion shall take place on (i) the Business Day falling no later than ten (10) Business Days after the last Condition is fulfilled and/or waived; or (ii) any other date as the Parties may agree in writing, provided that all Conditions have been satisfied or waived on such date (the “Completion Date”), and in any event on or before the Long Stop Date, at the Purchaser’s Solicitors, located in Bucharest, Romania, or any such other place (including remotely, via electronic means of data transmission) and time as the Parties may agree.
Completion Actions
6.2On the Completion Date, the following actions will be taken in the sequence set out below, but shall be deemed effective simultaneously and no such action shall be considered completed and Completion shall not have occurred until all the other actions have been carried out (“Completion Actions”):
6.2.1The Sellers and the Purchaser shall exchange copies of the relevant powers of attorney and corporate approvals and documents evidencing fulfilment of the Conditions, if not exchanged until that time;
6.2.2The Sellers and the Purchaser shall enter into and sign minutes, confirming that the information on the flash drives/ USB sticks provided to each of them by the Data Room service provider prior to the Completion Date is identical to the information provided in the Data Room 2 (two) Business Days prior to the Signing Date, one original copy of the minutes (including the flash drive/USB sticks) being retained by each Party.
6.2.3The Sellers shall provide adequate proofs of termination of the services agreements concluded (i) between PASPARTU DESIGN as provider and the Company as beneficiary under no. 65/10.10.2025 and no. 66/10.10.2025, respectively (ii) between MBK POWER ENERGY SRL as provider and the Company as beneficiary under no. 713/29.01.2026 and no. 714/29.01.2026, in both cases with no liability on the Company.
6.2.4The Sellers shall provide an updated tax clearance certificate not older than 2 (two) Business Days for the Company showing nil unpaid due Tax liabilities;
6.2.5The Sellers shall provide written resignation letters issued by the directors of the Company, effective as of the Completion Date, including a waiver of any claims against the Company;
6.2.6The Sellers and the Purchaser shall sign shareholders’ resolution of the Company in agreed form approving the transfer of the Shares and the appointment of new directors nominated by the Purchaser;
6.2.7The Sellers and the Purchaser shall sign a short-form share purchase agreement in agreed form with respect to the transfer of the Shares, strictly for registering such transfer with the Tax Authority and the Romanian Trade Registry;

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6.2.8The Sellers and the Purchaser shall make the relevant registrations and sign in the shareholder registry of the Company;
6.2.9At the Purchaser’s discretion, the Sellers and the Purchaser shall sign the assignment agreement for the Shareholder Loan Agreements in agreed form or the Sellers and the Company shall sign the termination agreement for the Shareholder Loan Agreements in agreed form;
6.2.10The Purchaser shall pay the Completion Payment to the Sellers and shall provide a SWIFT or SEPA message confirming that the Completion Payment have been wired to the bank accounts of the Sellers as set forth in Clause 3.4;
6.2.11The Purchaser shall pay the Shareholder Loan Amount to the Sellers and shall provide a SWIFT or SEPA message confirming that the Shareholder Loan Amount have been wired to the bank accounts of the Sellers as set forth in Clause 3.4;
6.2.12The Purchaser shall return to the Sellers, pro rata, the financial guarantee of 263,233 RON deposited for the issuance of the ATR on 19.08.2025, and shall provide a SWIFT or SEPA message confirming that the financial guarantee have been wired to the bank accounts of the Sellers as set forth in Clause 3.4;
6.2.13The Sellers and the Purchaser shall sign the post-Completion notices in agreed form to be sent by the Company to the competent Environmental Authority within 60 days as of Completion in accordance with art. 10 and art. 15 of Government Emergency Ordinance No 195/2005; For avoidance of any doubt, any guarantee or fee that will need to be deposited or paid upon application for authorization will be borne by the Purchaser.
6.2.14The Sellers and the Purchaser shall procure that the representatives of the Company sign the post-Completion notice in agreed form to be sent by the Company to ANRE within 30 days as of Completion in accordance with art. 17 of ANRE Order No. 80/2013; and
6.2.15The Sellers and the Purchaser shall sign the completion certificate (the “Completion Certificate”) in agreed form confirming that Completion has occurred, including a statement from the Sellers that all obligations between the Signing Date and Completion have been met, as well as a statement from each of the Parties that the respective Party’s warranties hereunder are true, accurate, not misleading and suffered no alteration as from the Signing Date of the Agreement.
6.3If any of the Completion Actions have not been satisfied and, if applicable, are not waived by the Parties on the Completion Date, due to a Party’s action or omission, then the entitled Party may, at its sole discretion:
6.3.1proceed to the Completion to the extent reasonably practicable; or
6.3.2postpone the Completion; or
6.3.3decide to terminate the Agreement and all other agreements referred to herein and claim damages.
6.4If Completion is postponed to another date in accordance with Clause 6.3.2, the provisions of this Clause 6 shall apply as if that other date is the Completion Date.

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7.POST-COMPLETION ACTIONS
7.1Handover Procedures
7.1.1Within 7 (seven) Business Days following Completion Date, the Sellers and the Purchaser shall complete the hand-over and take-over of any and all documentation available in the Sellers’ possession (original or copies) in relation to the Company and which are not held by the Company.
7.1.2Up to 20 (twenty) Business Days following Completion Date, the Sellers shall procure that the representatives of the Company that are registered with the Tax Authority in the “SPV” platform shall send to the Company the invoices uploaded in “RO e-Factura” and any notifications uploaded by the Tax Authority in the “SPV”.
7.2Support until COD
Following Completion, the Sellers shall, on a best-efforts basis, assist and support the Purchaser and the Company with respect to any issues regarding the Project’s Authorizations, in view of achieving COD, including assistance to the Buyer’s with filing the request for the setting-up authorization (in Romanian “autorizatia de infiintare”) with ANRE, containing any and all information and documents required for the purpose of filing and completing the application for the setting-up authorisation with ANRE (including the rights for security zones around the substation and connection line being secured by the Company), subject to the Purchaser providing the required proof of financing.

Any guarantees or fees that will need to be deposited or paid upon application for authorizations will be borne by the Purchaser.
8.SELLERS’ WARRANTIES AND INDEMNITIES
8.1The Sellers warrant and represent to the Purchaser that each and every one of the Sellers’ Warranties set out in Schedule 4 (Sellers’ Warranties) are true, accurate and not misleading, both at the date of this Agreement and again as at the Completion Date.
8.2Each of Sellers’ Warranties shall be separate and independent and (except as expressly otherwise provided) shall not be limited by reference to any other representation and warranty.
8.3The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties.
8.4Save to the extent Disclosed, no matter within the actual, imputed or constructive knowledge of the Purchaser or any of its agents or advisers on the date of this Agreement, and no matter notified by the Sellers to the Purchaser after the date of this Agreement or otherwise coming within the actual, imputed or constructive knowledge of the Purchaser after the date of this Agreement, shall be regarded as qualifying the Sellers’ Warranties.
8.5The Sellers shall indemnify and hold harmless the Purchaser, and shall pay (on an EUR-for-EUR basis), an amount equal to the losses which may be suffered or incurred by the Purchaser or the Company, together with all Taxation incurred by the Purchaser or the Company, as a result of or otherwise in connection with:
8.5.1Any liability for Tax of the Company, arising from (i) the settlements performed by the Company of the open balances with Affiliates, including from the corrections of previous accounting periods, (ii) any transfer pricing adjustment performed by the Tax Authority in respect of the transactions carried out by the Company with Affiliates, all

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of which for a taxable period (or portion thereof) ending before or on the Completion Date (the “Tax Covenant”, and each Claim made on the basis of the Tax Covenant shall be referred to as a “Tax Claim”).
8.6The limitations of liability set forth in this Agreement shall not apply to any claims by the Purchaser under Clause 8.5 above (“Indemnity Claims”).
8.7The Sellers shall make any payment in relation to an Indemnity Claim within 20 (twenty) Business Days after the date on which the written demand of the amount due is received by the Sellers from the Purchaser.
9.PURCHASER’S WARRANTIES
9.1The Purchaser warrants and represents to the Sellers that each and every of the representations and warranties set out in Schedule 5 (Purchaser’s Warranties) are true, accurate and not misleading, both at the date of this Agreement and again as at the Completion Date.
10.LIMITATIONS OF LIABILITY
10.1Time limitation
The liability of the Sellers in respect of a Warranty Breach shall:
10.1.1lapse on the expiration of a period of 36 (thirty-six) months from the Signing Date, with respect to Claims for Warranty Breaches of Fundamental Warranties;
10.1.2lapse on the date that is 15 (fifteen) Business Days after the expiry of the statute of limitations with respect to Claims for Warranty Breaches of Tax Warranties;
10.1.3lapse on the expiration of a period of 24 (twenty-four) months from the Signing Date, with respect to Claims for Warranty Breaches of Business Warranties.
10.2Minimum Claims
10.2.1The Sellers shall not be liable under this Agreement in respect of any individual Claim (or a series of Claims arising from substantially similar facts or circumstances) where the liability agreed or determined in respect of any such Claim or series of Claims does not exceed EUR 5,000.
10.3Aggregate minimum Claims
10.3.1The Sellers shall not be liable under this Agreement in respect of any individual Claim unless the aggregate amount of all Claims for which the Sellers would otherwise be liable under this Agreement exceeds EUR 25,000.
10.3.2Where the amount agreed or determined in respect of all Claims referred to in Clause 10.3.1 exceeds EUR 25,000, the liability of the Sellers shall not be limited to the amount of the excess, and the Purchaser shall be entitled to recover the entire amount.
10.4Maximum Liability
The aggregate liability of the Sellers shall not exceed:
10.4.1100% of the Purchase Price, for any Warranty Breach of a Fundamental Warranty;
10.4.270% of the Purchase Price, for any Warranty Breach of a Tax Warranty or for any Claim under the Tax Covenant; and
10.4.350% of the Purchase Price, for any Warranty Breach of a Business Warranty.

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10.5Disclosure
The Sellers shall not be liable under this Agreement or in relation to the Transaction, in relation to any Warranty Claims (except for Fundamental Warranty Claims, which shall not be limited by Disclosed Information) to the extent the relevant facts, matters or circumstances giving rise to such Claim have been Disclosed. For the avoidance of doubt, the Sellers’ liability shall not be limited by any Disclosed Information in relation to any Claim under the Tax Covenant.
10.6Matters arising subsequent to this Agreement
The Sellers are not liable under this Agreement for any act, omission, circumstance, or their combination, including any resulting Losses that would not have occurred but for:
10.6.1any matter or thing done, or omitted to be done, pursuant to and in compliance with this Agreement or any other Transaction Document or by or at the written request of the Purchaser or its Affiliates, or any matter or thing done, or omitted to be done, by or on behalf of the Purchaser or its Affiliates;
10.6.2the passing of, or any change in, of any law, rule, regulation or administrative written practice of any government, governmental department, agency or regulatory body not in force on the Completion Date, or any change of law which takes effect retroactively;
10.6.3any change in accounting or Taxation policy, bases or practice of the Purchaser or its Affiliates or of the Company introduced or having effect after Completion.
10.7Mitigation of Losses
The Purchaser shall procure that all commercially reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any Claim under this Agreement.
10.8Double recovery
The Purchaser shall not be entitled to recover from the Sellers under this Agreement more than once in respect of the same Losses suffered.
10.9Opportunity to remedy
The Sellers shall have no liability in respect of a Claim if the matter giving rise to it is remedied (without Loss to the Purchaser or the Company) within fifteen (15) Business Days after the Claim notice is delivered to the Sellers, and the Purchaser shall, and shall procure that the Company shall, give the Sellers the opportunity to remedy that matter during this period.
10.10Nothing in this Agreement:
10.10.1shall have the effect of limiting or restricting any liability of the Sellers in respect of any Claim (or the delay in discovery of such Claim) where a Claim arises as a result of fraud, wilful misconduct or gross negligence (in Romanian: ca rezultat al fraudei, faptei săvârșite cu intenție sau din culpă gravă) by the Sellers or the Company (including utslegal representatives and employees); and/or
10.10.2shall be deemed to relieve the Parties from any duty under the Applicable Laws to take reasonable steps to avoid or mitigate any Loss which in the absence of mitigation might give rise to or increase a liability in respect of any Claim under this Agreement.

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11.CONDUCT OF WARRANTY CLAIMS
11.1The provisions of Schedule 6 (Conduct of Claims) shall apply for any Warranty Claims or any Third Party Claims under or in relation to this Agreement in cases where the liability of the Sellers could be triggered in accordance with the provisions of this Agreement.
12.NOTICES
12.1Any notice or other communication to be given under this Agreement must be in writing (which includes email) and must be delivered by email or sent by overnight courier to the party to whom it is to be given at its address appearing in this Agreement, as follows:
12.1.1to the Sellers (acting through the Sellers’ Representative):

Name:    Silviu Ciolacu

Address:    Sibiu county, Liviu Ciulei Street, block 9, 3rd floor, app,16, Cisnadie
E-mail:    silviu.ciolacu@romaniainvestments.com

For the purposes of this Agreement, Ciolacu Silviu shall act as the representative of the Sellers (the “Sellers’ Representative”) in relation to the receipt of any notices and other communications. Any notice or other communication duly given to the Sellers’ Representative in accordance with this Clause 12 shall be deemed duly given to all Sellers.
12.1.2to the Purchaser:

Name:    Xavier Moreau

Address:    C/O 360 Law Firm Lautrupsgade 7, 3. Tv, 2100 Copenhagen, Denmark
E-mail:    xavier.moreau@nuvve.com

12.2Any notice or other communication shall be deemed to have been given:
12.2.1if delivered, on the date of delivery;
12.2.2if sent by overnight courier, on the second (2nd) Business Day after it was delivered to the overnight courier; or
12.2.3if sent through email, on the Business Day following the date on which the email is registered as sent on the submitter’s server.
12.3In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted or, in the case of email, that it was registered as sent on the submitter’s server, as the case may be.
12.4A Party may notify the other Party of a change to its name, address, e-mail address or person to whose attention any communication shall be marked. As of receipt of such notification (subject to a specific effective date in the notification), the changes so notified shall replace the respective information in Clause 12.1.

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13.CONFIDENTIALITY
13.1Subject to Clause 13.2, each Party shall treat the following information as confidential and shall not disclose or use it:
13.1.1the Transaction, this Agreement, the negotiation of this Agreement or any document referred to in this Agreement;
13.1.2information provided by the Purchaser to the Sellers in the context of this Transaction;
13.1.3information relating to the Company and its business, details of which are not in the public domain including, without limitation, information concerning or relating to:
(a)intellectual property;
(b)any technical processes, future projects, business development or planning, commercial relationships and negotiations;
(c)marketing of goods or services and any other matters concerning clients or suppliers of or other persons having dealings with the Company;
(d)financial affairs of the Company, including accounting and tax records;
(e)copies of contracts and other relevant information. (collectively, “Confidential Information”)
13.2Each Party may disclose Confidential Information:
13.2.1if disclosed to or used by: that Party’s employees, officers, agents, consultants, insurers, professional advisers, auditors or bankers (at any relevant time); any other member of that Party’s group; or the employees, officers, agents, consultants, insurers, professional advisers, auditors or bankers (at any relevant time) of its Affiliates;
13.2.2to the extent such disclosure is reasonably necessary in order to take or resist a legal action or is required by the Applicable Laws or any competent Governmental Authority, including for the purpose of filings to be made in relation to this Agreement, after giving reasonable prior written notice to the other Party;
13.2.3the Purchaser may make public its acquisition of the Company through a press release and other publicity, provided that no details of the price paid or other commercial terms of this Agreement shall be included;
13.2.4by the Purchaser to any permitted assignee, or any prospective buyer of any of the shares of the Company or any material assets of the Company;
13.2.5for the avoidance of doubt, after Completion, the Purchaser is no longer bound by this provision in so far as Confidential Information of the Company is concerned, but the Sellers shall continue to be bound by this provision in relation to such information.
13.3Each Party shall ensure that any person to whom Confidential Information is disclosed pursuant to Clause 13.2 is made aware of the obligations of confidentiality contained in this clause and complies with this Clause as if binding on it directly.
14.TERMINATION
14.1This Agreement shall automatically terminate if (i) not later than ten (10) Business Days before the Long Stop Date the Conditions are not fulfilled or waived (where permitted in accordance

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with this Agreement) or, (ii) on the Long Stop Date if Completion has not occurred and it was not postponed, in accordance with Clause 6.3.2 or by agreement of the Parties.
14.2This Agreement may also be terminated prior to Completion as follows:
14.2.1by mutual written consent of the Parties;
14.2.2in accordance with the provisions of Clause 6.3.3;
14.2.3by the non-defaulting Party if there has been a material Warranty Breach or a material breach of any other provision of this Agreement and (i) such Warranty Breach or breach is not capable of being remedied, or (ii) such Warranty Breach or breach is capable of being remedied but has not been remedied by the Party at fault by the earlier of the Completion Date or within 10 (ten) Business Days from receipt of a remedy notice.
14.3No Party shall, under any circumstances, be entitled to terminate, annul, rescind, dissolve or in any way cancel the present Agreement after the Completion for any reason whatsoever, save for fraud, but shall be limited to compensation pursuant to the terms and conditions of this Agreement.
14.4The Surviving Provisions shall survive termination of this Agreement, and any lawful termination of this Agreement shall not affect the accrued rights and obligations of the Parties at that time.
15.COSTS
15.1Each Party shall bear its own costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents.
16.MISCELLANEOUS CLAUSES
Entire agreement
16.1This Agreement and its Schedules hereto contain the entire agreement and understanding of the Parties and supersedes any prior agreement or understanding regarding the subject matter contained herein. No Party hereto shall be entitled to rely on any prior agreement, understanding or arrangement which is not expressly set forth in this Agreement.
Severability
16.2In the event that any of the provisions of this Agreement is or becomes thereafter illegal, invalid or unenforceable under the Applicable Laws, the legality, validity and enforceability of the other provisions of this Agreement shall not be affected or prejudiced by it. The Parties shall use reasonable efforts to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.
No waiver of rights
16.3The rights of each Party under this Agreement:
16.3.1may be exercised as often as necessary;
16.3.2may be waived only in writing and specifically;
16.3.3are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law; and
16.3.4delay in exercising or non-exercise of any such right is not a waiver of that right.

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Cooperation
16.4The Parties agree to co-operate with each other in good faith and will act in a way that will allow the other Party to have the benefits of this Agreement. The Parties will act in a professional and diligent manner according to the provisions of this Agreement.
Language
16.5The languages of this Agreement and the transactions envisaged by it are Romanian and English and all notices to be given in connection with this Agreement must be in Romanian and English. In case of any discrepancy, the English version prevails.
Counterparts
16.6This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement, but all the counterparts together shall constitute but one and the same instrument.
17.GOVERNING LAW
17.1This Agreement (and the other Transaction Documents which are not expressed to be governed by another law) and any contractual or non-contractual obligations arising out of or in connection to it, is governed by and shall be construed in accordance with the laws of Romania.
18.DISPUTE RESOLUTION
18.1Any disputes and disagreements regarding the validity, execution, interpretation or termination of this Agreement, which cannot be amicably settled between the Parties within a reasonable period, shall be settled by arbitration under the Court of International Commercial Arbitration of the Chamber of Commerce and Industry of Romania, by three arbitrators appointed in accordance with the Arbitral Rules, and the resulting award shall be final and binding on the Parties and in lieu of any other remedy in any other jurisdiction. The seat of arbitration shall be Bucharest, Romania. The language of arbitration shall be Romanian. The cost of the arbitration proceedings shall be first borne by the initiating Party, and the arbitrators shall be requested to rule on the division of these costs between the Parties.
[Remainder left blank. Signature page follows.]

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Sellers:
MR. TOPÂRCEANU RĂZVAN IOAN

………………………………………
MR. CIOLACU SILVIU

………………………………………
MR. FODOR ALEXANDRU

………………………………………
MR. VULCAN IOAN

………………………………………
MR. DUNGACIU ANDREI
MR. POPA RADU CRISTIAN PARTENIE

Purchaser:

………………………………………
NUVVE DENMARK APS
By Grégory Félix Abel Poilasne Acting as director

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SCHEDULE 1
DEFINITIONS AND INTERPRETATION

1.DEFINITIONS
1.1In addition to terms defined elsewhere in this Agreement, the definitions and other provisions below apply throughout this Agreement, unless the contrary intention appears:
“Accounting Principles” means the Romanian general accounting rules, as applicable to companies similar to the Company, on a consistently applied basis, comprising, but not limited to, Order of the Minister of Public Finance no. 1802/2014 and Accounting Law no. 82/1991, with all subsequent amendments;
“Affiliate” means, with respect to any person, any other person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by, or is under common control with, that person; for the purpose of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a person, directly or indirectly, whether through ownership of securities (including shares) or partnership or other ownership interests, by contract or otherwise; and in relation to an individual, it shall also include the spouse and the relatives of that individual up to the third degree, and entities controlled by such individuals;
“Agreement” or “SPA” means this sale and purchase agreement and all appendices and schedules hereto;
“Annual Accounts” means the financial statements of the Company, comprising the profit and loss account and balance sheet, prepared in accordance with the Accounting Principles;
“ANRE” means the Romanian Energy Regulatory Authority;
“Applicable Laws” means in relation to the relevant jurisdiction, any law, statute, regulation, code, ordinance, rule, judgment, order, decree or directive, or any other legislative or administrative act, or any determination by or requirement or recommendation of a public authority or interpretation or administration of any of the foregoing by a Governmental Authority, provided that each and any of the foregoing have a binding effect per se, in force from time to time;
“Articles of Association” means the articles of association of the Company;
“Authorization” means any permit, license, consent, authorization, registration, certification, permission or other similar approval issued or granted by a Governmental Authority, for the overall development, connection to the Grid, construction of the Project and for achieving the RTB Status as per this Agreement and Applicable Laws;
“Base Purchase Price” means the amount of 420.000,00 Euro;
“Business Day” means a day, other than a Saturday, Sunday or a public holiday in Romania and Austria;
“Business Warranties” means the Warranties, excluding the Fundamental Warranties and the Tax Warranties;
“Business Warranty Claim” means a Claim brought in respect of a Warranty Breach of the Business Warranties;
“Claim” means any claim for a Warranty Breach;

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“COD” means the commercial operation date of the Project, i.e. when a generation licence has been issued by ANRE in respect of the Project.
“COD Long Stop Date” means the date falling 15 (fifteen) months after the Completion Date;
“COD Payment” means the amount of 1.260.000,00 Euro, less the Development Fee already paid until COD;
“Completion” means the completion of the sale and transfer of the Shares, in accordance with the terms and conditions of this Agreement;
“Completion Accounts” means the trial balance of the Company as at the Completion Date; “Completion Actions” has the meaning set forth in Clause 6.2;
“Completion Certificate” has the meaning set forth in Clause 6.2.15; “Completion Date” has the meaning set forth in Clause 6.1;
“Completion Net Working Capital” means the aggregate value of the current assets (Romanian: “active curente” or “active circulante”) of the Company comprising cash and cash equivalents, trade receivables and other current assets, but excluding non-exigible VAT, as of Completion Date, less the aggregate value of the current liabilities (Romanian: “datorii curente” or “datorii pe termen scurt”) of the Company comprising trade payables and other current liabilities as of Completion Date, in each case as derived from the Completion Accounts and stated in the Completion Payment calculation and for the avoidance of doubt, where the current liabilities exceed the current assets, this will be a negative amount. For clarity, the Shareholder Loan Amount is not included in the Net Working Capital;
“Completion Payment” has the meaning set forth in Clause 3.2;
“Connection Installation” means, in relation to the Project, the electrical installation (together with other ancillary components thereto) including the connection station, the substation and the connection lines to the Grid, as may be determined under the grid connection permit.
“Conditions” has the meaning set forth in Clause 4.1;
“Data    Room”    means    the    electronic    data    room    hosted    by    Google,    available    at https://drive.google.com/drive/folders/1VBGNVUk--AEXsziP-EKXFkL4GhqQ1r9Y?usp=drive_link, containing documents and information regarding the Company and made available to the Purchaser’s advisers from 05.02.2026 to 2 (two) Business Days prior to the Signing Date, an index of which is attached as Schedule 7 (Data Room Index);
“Development Fee” means the amount of EUR 10,000 per month, paid by the Purchaser to the Sellers in accordance with Clause 3.7;
“Disclosed Information” means the documents and written information disclosed by the Sellers to the Purchaser and/or its Affiliates and/or their advisors, teams and representatives and included in (i) this Agreement, including for the avoidance of doubt the Schedules, and (ii) the Data Room, provided that, for the purpose of this Agreement, a matter shall be deemed “Disclosed” if and to the such matter contained in the documents at (i) to (ii) above is disclosed in a manner that is true, accurate, clear, specific and made with sufficient level of detail so as to enable a reasonable and prudent purchaser to fully identify the nature, the scope and potential impact of the matter disclosed;
“Encumbrance” means any mortgage, pledge, lien, option, restriction, retention of title, right of retention, personal right of enjoyment or use, license, royalty obligations, beneficial ownership

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rights, option, right of first option, right of first refusal or any other restriction of any kind on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether following from public or private law and any rights to acquire any of the above, or any similar concept under the Applicable Laws, any interest or claim of any kind (in each case whether actual or contingent) and any agreement to create any of the above;
“Environmental Authority” means any central or local Governmental Authority dealing with protection against pollution and protection of, or compensation of damage or harm to the environment, its ecosystems and living organisms; for the purposes of this Agreement, Environmental Authority includes any related and/or more specialized Governmental Authority in the environmental field;
“EUR” means the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on the European Union;
“Expert Accountant” means PwC, E&Y, KPMG or Deloitte, or, in the event that such firm is unable or unwilling to act, an independent firm of internationally recognised chartered accountants to be agreed upon by the Purchaser and the Seller, and whose terms of appointment shall be agreed or determined in accordance with Schedule 3 (Completion Accounts);
“FDI Commission” means the Commission for the assessment of direct foreign investments (in Romanian: Comisia pentru examinarea investitiilor straine directe);
“FDI Condition” means the Romanian Prime Minister (i) having issued an order approving the transfer of the Shares pursuant to the opinion of the FDI Commission that the development and construction of the Project does not involve risks to Romanian national security or public order and does not affect projects or programs of interest for the European Union; or (ii) the FDI Commission having informed the Purchaser that the development and construction of the Project is not subject to review from a Romanian national security perspective;
”Financial Guarantee" represents the guarantee in the amount of 5% of the value of the connection tariff according to ANRE Order no. 53/2024 for the approval of the Methodology regarding the allocation of the electrical network capacity for the connection of electricity production sites, as well as for the amendment and completion of certain orders of the president of the National Energy Regulatory Authority in the field of user connections to the public electric network, which was paid by the Sellers on 19.08.2025 and is worth 263.233 lei.
“Financial Indebtedness” means with respect to any person: (i) all indebtedness for borrowed money, (ii) liabilities or obligations evidenced by loan agreements, credit facilities, bonds, debentures, financial leasing contracts, notes or other similar instruments or debt securities, (iii) liabilities or obligations under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) in respect of any of the foregoing obligations, any principal, accrued and unpaid interest on and any prepayment or other premiums, penalties, fees, expenses, indemnities, reimbursements or similar contractual amounts or charges, (v) without duplication, all guarantees with respect to liabilities of a type described in any of the items (i) through (iv) above, (vi) other financial debt, dividends payable to shareholders and related tax, etc. but excluding trade accounts payable arising in the ordinary course of business;
“Fundamental Warranties” means the Warranties set forth in sections 1, 2 and 3 of Schedule 4 (Sellers’ Warranties);

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“Fundamental Warranty Claim” means a Claim brought in respect of a Warranty Breach of the Fundamental Warranties;
“Governmental Authority” means any relevant national, supra-national, state, regional, local, or other government, executive, regulatory, tax, or administrative authority, agency, or commission, or any court, tribunal, judicial body or arbitral body or any local equivalent in Romania or another relevant jurisdiction;
“Grid” means the Romanian electricity transmission system and/or the Romanian electricity distribution system, as the case may be;
“Land Book” means the Romanian real estate register maintained and operating according to Law No. 7 of 13 March 1996 on the real estate registry and immovable property publicity, as amended from time to time;
“Long Stop Date” means the date falling 4 (four) months from the Signing Date;
“Losses” means any losses and damages, charges, fines, penalties, costs and expenses (including reasonable customary legal and other professional fees and costs) incurred by the Sellers, the Company or the Purchaser, as construed in accordance with the Applicable Laws in Romania and, for the avoidance of doubt, shall include loss actually suffered (damnum emergens) and the equivalent of unrealised benefit (lucrum cessans) including direct loss of profit;
“Material Adverse Change” means the occurrence or continuation of any matter, circumstance or event (or series of matters, circumstances or events) that has had a material adverse effect on the business, operations, assets, liabilities, financial condition or operating results of the Company, provided that, for the purposes of this definition, no matter, circumstance or event (or series of matters, circumstances or events) shall constitute a Material Adverse Change unless the aggregate adverse financial impact thereof on the Company exceeds 20% of the Purchase Price.
“Material Contracts” means the agreements listed in Schedule 8; “Parties” has the meaning set forth at the beginning of this Agreement;
“Project Infrastructure” means all infrastructure of the Project, including the power plant, Project internal cable lines, the respective Connection Installation, the transformer stations, export cable line between the Project substation and the grid interconnection point as described in the grid connection permit, operation and maintenance buildings, fences, roads, turning areas and other infrastructure required for construction and operation of the Project, including any temporary infrastructure;
“Pro-Rata” means the following proportions between the Sellers to be used for the purposes of the payment of the Purchase Price under this Agreement:
(a)Seller 1: 5%;
(b)Seller 2: 20%;
(c)Seller 3: 20%;
(d)Seller 4: 20%;
(e)Seller 5: 15%;
(f)Seller 6: 20%.
“Project Rights” means all Authorizations related to the Project, plus all other necessary documents (including designs), titles and interests, rights, including rights in relation to the

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production of electricity, rights to the access of the construction field, right to access turning areas, to the construction and operation of the respective Project, which are required for the implementation of the Project, such as indicatively but not limited to, the rights to inject electricity at the MW corresponding to the Project, the respective grid connections and capacity rights and the land rights for the use of the Project land;
“Properties” means the properties listed in Schedule 9; “Purchase Price” has the meaning set forth in Clause 3.1;
“Purchaser” has the meaning set forth at the beginning of this Agreement;
“Purchaser’s Solicitors” means CMS Cameron McKenna Nabarro Olswang LLP SCP;
“Romanian Civil Code” means together (i) the new Romanian Civil Code that entered into force on 1 October 2011, initially approved by Law no. 287/2009 regarding the Civil Code and then republished on 15 July 2011, as amended from time to time and (ii) Law no. 71/2011 for the implementation of Law no. 287/2009 regarding the Romanian Civil Code, as amended from time to time;
“RON” means Romanian lei, the lawful currency of Romania;
“RTB Status” means that, in respect of the Project, all Project Rights have been:
(a)validly issued or concluded, as applicable, and are in full force and effect, including without limitation:
(i)the publicity measures required as per Law no. 50/1991 having been fulfilled;
(ii)a local council decision having been issued granting easement rights to the Company or placement permits and agreements with the managers of the public roads prior to submitting the files for the issuance of the building permit for the connection lines for the Project;
(iii)all Project Rights reflecting the technical design to be provided by the Purchaser, including by securing any additional land, revising/ re-issuing any of the Authorizations.
(b)maintained in compliance with Applicable Laws, with no breach, default, termination event or event which, with the passage of time or the giving of notice, would constitute a breach or default having occurred or being outstanding;
(c)final, unconditional and not subject to suspension, revocation, withdrawal, termination or amendment;
(d)not subject to any actual or threatened challenge, appeal, objection, annulment action, administrative review or judicial proceedings, nor to any circumstances which could reasonably be expected to give rise to any such challenge; and
(e)sufficient, together with the Project documentation as a whole, to enable the immediate commencement of construction of the Project, in accordance with the Project parameters, without any material legal, regulatory or third‑party impediment, including without limitation: (i) the execution of the grid connection agreement with the relevant grid operator based on the technical design prepared by LSG, provided that all payments due in connection therewith shall be borne the Purchaser, respectively (ii) the issuance of the building permit required for the grid connection works (including connection lines and related infrastructure), it being agreed that the design for such works shall be prepared by

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LSG and the Seller shall remain responsible for procuring the issuance of such building permit.

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in each case to the satisfaction of the Purchaser, confirmed in writing.
“Sellers”, “Seller 1”, “Seller 2”, “Seller 3”, “Seller 4”, “Seller 5” and “Seller 6” have the meaning set forth at the beginning of this Agreement;
“Shareholder Loan Agreements” means the interest-free loan agreements concluded on 20.09.2024 between the Company as borrower and the Sellers as lenders;
“Shareholder Loan Amount” means the amount owed by the Company to the Sellers pursuant to the Shareholder Loan Agreements at the Completion Date, as provided in the confirmation letter issued by the Sellers and the Company prior to the Completion Date and which on Signing Date totals to RON 946.000,00;
“Shares” means 100 shares with a nominal value of RON 10 each and a total nominal value of 1,000 RON, representing 100% of the share capital of the Company, owned by the Sellers Pro-Rata;
“Signing Date” means the signing date of this Agreement; “Surviving Provisions” means Clauses 1, 11, 12, 13, 16, 17 and 18;
“Tax” or “Taxation” means all forms of taxation whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local or municipal, duties, contributions (including social security contributions and payroll taxes), excise taxes, environmental taxes, stamp taxes, custom duties, withholding taxes, any payments required to be made under any contract or other agreement in relation to taxation and any other obligations of the same or of a similar nature to any of the foregoing, whenever and wherever imposed and in respect of any person and any and all interest, charges, costs and interest that may relate thereto;
“Tax Authority” means any state, local, fiscal or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax, which, for exemplification purposes, in Romania can be “Agenția Națională de Administrare Fiscală” (ANAF), the local tax departments of the City Halls in respect of local taxes;
“Tax Claim” has the meaning set forth in Clause 8.5; “Tax Covenant” has the meaning set forth in Clause 8.5;
“Tax Warranties” means the Warranties set out in section 9 of Schedule 4 (Sellers’ Warranties);
“Tax Warranty Claim” means a Claim brought in respect of a Warranty Breach of the Tax Warranties;
“Third Party Claim” has the meaning set forth in paragraph 3.1 of Schedule 6 (Conduct of Claims);
“Transaction” means the sale and purchase of the Shares on the terms and subject to the conditions of this Agreement;
“Transaction Documents” means this Agreement and any other agreements or documents referred to in this Agreement;
“VAT” means value added tax in accordance with (but subject to derogations from) the directive 2006/112/EC (replacing the directive 77/388/EC) and any other tax of a similar nature whether charged in a member state of the European Union or elsewhere, and including any tax of a similar nature substituted for, or levied in addition to, such tax;

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“Warranty” or “Warranties” means the representations and warranties granted by the Sellers and included in Schedule 4 (Sellers’ Warranties);
“Warranty Breach” means any inaccuracy of, or any failure to be true and correct of any of the Sellers’ Warranties, as qualified under this Agreement and its Schedules, as of the date on which such Warranties are expressed to be given (or deemed to be repeated).
“Warranty Claim” means a Fundamental Warranty Claim, a Tax Warranty Claim, or a Business Warranty Claim;
2.INTERPRETATION
2.1The following interpretation principles apply throughout this Agreement:
2.1.1words in the singular include the plural and vice versa, words importing the masculine gender include the feminine and vice versa;
2.1.2headings and paragraphs are for the purpose of organization and are not intended to limit or affect the interpretation of the underlying provisions of this Agreement;
2.1.3references to the preamble, recitals, Clauses and Schedules are to the preamble, recitals, clauses and schedules of this Agreement, unless otherwise stated herein;
2.1.4any reference to “writing” or “written” includes any non-transitory form of visible reproduction of words and shall not for the avoidance of doubt include email, unless specifically provided otherwise in this Agreement;
2.1.5the preamble, recitals and schedules of this Agreement are an integral part of this Agreement;
2.1.6reference herein to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise and to such statute or law as re-enacted, replaced, or modified from time to time;
2.1.7the words “include” and “including” do not connote limitation in any way;
2.1.8references to: (i) a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and
(ii) a company include any company, corporation or other corporate body, wherever incorporated;
2.1.9wherever in this Agreement reference is made to the “Sellers’ knowledge” or a similar expression, such reference shall be limited to the actual knowledge of the Sellers, after reasonable enquiries;
2.1.10any obligation hereunder that falls on a day that is not a Business Day (as defined below) shall be postponed to the next Business Day.

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SCHEDULE 2
DETAILS OF THE COMPANY

Company name	BESS Sibiu SRL
Incorporation date	17.09.2024
Legal form	Limited liability company
Registered Office	Cisnădie locality, City of Cisnădie, Liviu Ciulei Street, Block 9, Floor 3, Apartment 16, Sibiu County
Secondary Offices / Working Points	Not applicable
Registration number	J2024022784005
Sole identification number	50558195
Share capital	RON 1,000 (approx. EUR 200), divided into 100 shares, each with a nominal value of RON 10
Shareholders
•Mr. TOPÂRCEANU RĂZVAN IOAN, holding a number of 5 shares, each with a nominal value of RON 10 and a total value of RON 50, representing 5% of the share capital,
•Mr. CIOLACU SILVIU, holding a number of 20 shares, each with a nominal value of RON 10 and a total value of RON 200, representing 20% of the share capital,
•Mr. FODOR ALEXANDRU, holding a number of 20 shares, each with a nominal value of RON 10 and a total value of RON 200, representing 20% of the share capital,
•Mr. VULCAN IOAN, holding a number of 20 shares, each with a nominal value of RON 10 and a total value of RON 200, representing 20% of the share capital,
•Mr. DUNGACIU ANDREI holding a number of 15 shares, each with a nominal value of RON 10 and a total value of RON 150, representing 15% of the share capital,
•Mr. POPA RADU CRISTIAN PARTENIE, holding a number of 20 shares, each with a nominal value of RON 10 and a total value of RON 200, representing 20% of the share capital.

Directors
•Mr. VULCAN IOAN, appointed for a 99-year term, until 29.08.2123,
•Mr. FODOR ALEXANDRU, appointed for a 99-year term, until 29.08.2123,
•Mr. CIOLACU SILVIU, appointed for a 99-year term, until 29.08.2123,
•Mr. TOPÂRCEANU RĂZVAN IOAN, appointed for a 99-year term, until 29.08.2123,
•Mr. POPA RADU CRISTIAN PARTENIE, appointed for a 99-year term, until 29.08.2123
•Mr. DUNGACIU ANDREI, appointed for a 99-year term, until 29.08.2123.

Main business activity	NACE Code 3511 - Production of electricity from non-renewable sources
Financial year	01 January – 31 December

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SCHEDULE 3
COMPLETION ACCOUNTS

1.PREPARATION OF DRAFT COMPLETION ACCOUNTS
1.1Within 20 (twenty) Business Days from the Completion Date, the Purchaser shall procure that the Company prepares and delivers the Seller, financial statements of the Company as of the Completion Date, comprising the period from 1st January 2026 and up to Completion Date including:
(a)a balance sheet,
(b)a profit and loss statement,
(c)accompanying notes, and
(d)a statement setting forth the Completion Net Working Capital, the Shareholder Loan Amount, and the Purchase Price calculation based on the above amounts.
(collectively, the “Draft Completion Accounts”).
1.2The Sellers shall provide all information, assistance, and explanations reasonably requested by the Purchaser, the Company, or their respective accountants, for the preparation of the Draft Completion Accounts. The costs associated with preparing the Draft Completion Accounts shall be borne exclusively by the Company.
1.3The Draft Completion Accounts shall be prepared in both Romanian and English, in accordance with the Accounting Principles.
2.REVIEW OF DRAFT COMPLETION ACCOUNTS
2.1With respect to the review of the Draft Completion Accounts, the following shall apply:
(a)The Sellers shall be entitled to review, together with their respective professional advisors, the Draft Completion Accounts during a review period of ten (10) Business Days from the receipt of the Draft Completion Accounts (“Review Period”). The Purchaser shall cause the Company to reasonably cooperate with and assist the Purchaser and the Sellers and their respective professional advisors in reviewing the Draft Completion Accounts and provide them with copies of all documents and information reasonably required for this purpose.
(b)If and to the extent: (i) the Sellers agree, or (ii) the Sellers fail to object in writing to the Draft Completion Accounts within the Review Period in accordance with clause
(c)below, the Draft Completion Accounts shall become binding between the Parties upon expiry of the Review Period.
(c)Any objections of the Sellers to the Draft Completion Accounts must be stated within the Review Period by providing the Purchaser with: (i) a reasonably detailed written specification of the balance sheet items and amounts subject to such disagreement (“Disputed Items”), (ii) a reasonably detailed written explanation of the reason for so disagreeing, (iii) a revised version of the Completion Accounts (“Revised Completion Accounts”) taking such objections into account, and (iv) copies of all relevant documents in support of the Revised Completion Accounts, except that documents already in possession of the other Party may be referred to without delivering a copy of such document (collectively, the “Notice of Disagreement”).

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(d)The Sellers shall bear their own costs associated with reviewing the Draft Completion Accounts and preparing any Revised Completion Accounts.
2.2The Purchaser and the Sellers shall endeavour in good faith to resolve any Disputed Items by mutual agreement. If agreement is reached, the Revised Completion Accounts shall become binding upon the Parties to the extent of the resolution.
2.3If the Parties fail to resolve the Disputed Items within twenty (20) Business Days from the date of receipt of the Notice of Disagreement, they shall jointly appoint an Expert Accountant. If the Expert Accountant is unwilling or unable to accept the mandate, and the Parties cannot agree on a substitute within ten (10) Business Days of being notified of such unwillingness or inability, the substitute Expert Accountant shall be appointed by the Court of International Commercial Arbitration of the Chamber of Commerce and Industry of Romania.
2.4The Expert Accountant shall be jointly instructed by the Parties to issue an expert opinion on the Disputed Items and the final resulting Purchase Price within thirty (30) Business Days of accepting the mandate.
(a)The Expert Accountant shall consider only the Disputed Items, apply the Accounting Principles, and limit their determination to the range of values presented by the Parties.
(b)The Expert Accountant shall allow each Party to present their views in writing and, if reasonably required, in one oral hearing. To facilitate the determination, the Expert Accountant shall have full access to the Company’s books and accounts and relevant excerpts of this Agreement. Any documents or information provided to the Expert Accountant by one Party must simultaneously be made available to the other Party.
(c)The expert opinion shall be in English, reasoned, and submitted to both Parties.
2.5The fees and expenses of the Expert Accountant shall be borne by the Party whose calculation is deemed incorrect by the Expert Accountant, provided the other Party's calculation contains no substantial errors. If the Expert Accountant finds both Parties’ calculations to contain substantial errors, the fees and expenses shall be shared equally (50/50).
2.6The expert opinion rendered by the Expert Accountant shall be final and binding on the Parties, except in cases of manifest error. In such instances, the Parties shall resolve the dispute in accordance with Clause 18.
3.COMPLETION ACCOUNTS
3.1The final and binding Completion Accounts, as determined in accordance with the procedures set forth in Clause 2, shall be either:
(a)the Draft Completion Accounts agreed upon by the Parties under clause 2.1 b),
(b)the Draft Completion Accounts deemed final under clause 2.1 b),
(c)the Revised Completion Accounts agreed upon by the Parties under clause 2.2 or as determined by the Expert Accountant in accordance with clause 2.4, or
(d)the Revised Completion Accounts as determined by arbitration under Clause 18. These accounts shall be referred to as the “Completion Accounts”.

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SCHEDULE 4
SELLERS’ WARRANTIES

1.AUTHORITY AND CONSEQUENCE OF SALE
1.1Each Seller is a natural person, has full capacity to enter legal transactions, is not subject to an insolvency proceeding or intends to file for personal insolvency and is not subject to enforcement procedures on his assets.
1.2Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out his obligations hereunder and thereunder and to consummate the Transaction. All consents necessary for each Seller to enter into and perform the Transaction have been duly obtained.
1.3This Agreement and the other Transaction Documents have been duly executed and delivered by the Sellers, and constitute legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with its terms.
1.4The signing and performance of the Transaction Documents and the fulfilment of the terms hereof by the Sellers will not:
1.4.1result in a breach of, or constitute a default under, any instrument to which each Seller is a party or by which it is bound and which is material in the context of the transactions contemplated by this Agreement;
1.4.2result in a breach of any law, order, decision, award of any court of law, Governmental Authority or arbitral tribunal by which the Sellers are bound;
1.4.3result in a breach of any obligation, covenant, representation or warranty towards any person;
1.4.4result in a breach, or constitute a default under, or conflict with, require any consent under, or give rise to any rights of termination, acceleration under any agreements to which the Sellers are part to.
1.4.5require it to obtain any consent or approval of, or give any notice to or make any registration with any authority which it has not obtained or made at the date hereof.
1.5The Sellers are neither bankrupt nor unable to pay their debts when they fall due, for the purposes of determining insolvency under the insolvency laws applicable to them.
2.SHARES
2.1The Shares comprise 100% of the Company’s allotted and issued share capital, and the Sellers are the sole, legal, beneficial, undisputed owner of, and have the exclusive, complete and unrestricted right to exercise all voting, financial and other rights over the Shares, and the Shares are not subject to any restrictions on transfer.
2.2The Shares are clear of any Encumbrances. No person has claimed any Encumbrance in respect of the Shares and the Sellers are not aware of any future claim or basis for such a claim that may be brought.
2.3Other than this Agreement, there is no agreement, arrangement or obligation requiring the transfer of the Shares.
2.4Each Share: (i) has been validly subscribed by, transferred to or acquired by the Sellers and the purchase price has been duly, timely and fully paid upon such subscription, transfer or acquisition,

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(ii) is fully paid up, and (iii) is attached full voting rights and entitlement to the dividends of the Company, and there is no agreement or commitment to terminate, suspend or restrict the voting rights or the entitlement to dividends. There are no outstanding obligations or liabilities resulting from any such share transfers, share capital increases or other changes in the shareholding structure of the Company.
2.5There are no restrictions on the transfer of the Shares other than those set forth by Applicable Laws and the Articles of Association of the Company.
2.6There are no legal proceedings in existence or, to the Sellers’ knowledge, threatened with respect to the Shares or with respect to any rights deriving from the Shares and no claims have been in any manner communicated by a third party to the Sellers in this respect.
3.THE COMPANY
3.1The Company is a limited liability company, duly incorporated and validly existing under the laws of Romania, and has full power under the Applicable Laws and its Articles of Association to carry on its business as it is currently carried out. The Company is a corporate vehicle developing the Project, has no operational income, and as the Project is under development it has recorded losses which are registered in the Accounts.
3.2The register of shareholders of the Company contains a true, accurate and complete record of the current and previous shareholders of the Company, and is maintained in accordance with Applicable Laws.
3.3All material filings, publications, registrations and other formalities required by the Applicable Laws to be delivered or made by the Company to the Trade Register have been duly and correctly delivered.
3.4The Company has not acquired nor agreed to acquire an interest in (either through shares, loan investments convertible into or exchangeable for shares or any form of equity, options, warrants, subscription rights, founders certificates, profit sharing certificates or other securities or interests of any kind) or merge or consolidate with, a corporate body or any person.
3.5No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the transfer, registration or sale, of any of the share capital of the Company.
3.6There are no options or rights to acquire any unissued shares in the Company.
3.7The Company has not entered into any scheme of arrangement or voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts and no order has been made or, so far as the Sellers are aware, no petition presented or resolution passed for the winding up of the Company.
3.8There are no ongoing, pending or, to the Sellers’ knowledge, threatened proceedings for its dissolution. No liquidator (or similar person in any relevant jurisdiction) has been appointed in relation to the Company. No notice or order has been given or filed by the Company with the court or received by the Company of an intention to appoint a liquidator (or similar person in any relevant jurisdiction). No petition or application has been presented or order made for the appointment of a liquidator (or similar person in any relevant jurisdiction) in respect of the Company. The Company has never filed any application for admittance to any bankruptcy or insolvency procedure or similar proceedings, nor has it passed any resolution for its voluntary winding up and, so far as the Sellers are aware, there are no circumstances which entitle any person to commence any such proceedings.

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3.9The Company is not a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement.
3.10Resolutions of the relevant governing bodies of the Company have been passed in accordance with Applicable Laws, and the Sellers have not requested that any resolution be invalidated, revoked or rendered null and void. No proceedings aimed at the invalidation or revocation of any resolutions of the relevant governing bodies of the Company were initiated by the Sellers.
3.11All rights which the Sellers may have in relation to the Project are held solely by the Companu, as exclusive owner, as exclusive lessee or as exclusive superficiary, as the case may be.
3.12The Company has not benefited / is not benefitting from state aid, grant, subsidy or financial assistance from any governmental authority.
3.13As of the Signing Date, other than the Shareholder Loan Agreements, there are no outstanding loans granted by the Sellers or any of their Affiliates or any third party to the Company.
3.14The Sellers are the holder of the Shareholder Loan Agreements, and the Shareholder Loan Agreements have not been transferred nor assigned, not purported to assign or transfer to any third party any rights, claims, liability or demands under the Shareholder Loan Agreements.
3.15The Shareholder Loan Agreements are valid, binding and enforceable in accordance with its respective terms.
3.16Besides the Shareholder Loan Amount there no other amounts due or recoverable by the Company to / from its Affiliates.
3.17All settlements of the open balances have been performed by the Company with the respective Affiliates and no unsettled or subsequent obligations exist.
3.18The Company has always been managed in compliance with their Articles of Association and by-laws.
3.19The statutory books (including all registers and minute books) of the Company have been properly kept and contain a complete and accurate record of the matters which should be dealt with in them pursuant to the Applicable Laws and no notice or allegation that any of them is incorrect or should be rectified has been received by the Company or the Sellers.
3.20The corporate bodies of the Company have complied with the corporate regulations under Applicable Laws and the resolutions they have passed are valid and do not violate any Applicable Laws including their by-laws.
3.21The resolutions passed by the corporate bodies of the Company that are eligible for registration have been registered with the competent Trade Registry and there are no pending resolutions as of the Signing Date to be registered with the Trade Registry.
4.ACCOUNTS
4.1The Annual Accounts submitted for the last two financial years have at all times been validly approved and duly filed in accordance with Applicable Laws, and there are no proceedings pending or, as far as the Sellers are aware, threatened that could result in any changes being required to the Annual Accounts.
4.2The financial and accounting records of the Company is up to date, complete and accurate, having been maintained and conserved in accordance with the Applicable Laws for the relevant financial reporting periods.

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4.3The Annual Accounts submitted for the last two financial years are accurate and complete and give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company as at and for the period to which they relate, having been prepared in accordance with Accounting Principles on a consistent basis. The Annual Accounts do not include any fictitious, false or misleading entries.
4.4The Annual Accounts submitted for the last two financial years make full provision for or, as appropriate, expressly disclose all accruals, liabilities (both actual, disputed and/ or contingent) and provisions and have been prepared on a consistent basis in accordance with the Accounting Principles.
4.5The Annual Accounts submitted for the last two financial years are not affected by any extraordinary or exceptional items (as such are defined or provided for under the Accounting Principles) for the accounting reference period covered thereby.
4.6Since 1st January 2026:
4.6.1the affairs of the Company have been carried on as a going concern in the ordinary course and in the same manner as in the past and all reasonable steps have been taken to preserve and protect the assets of the Company;
4.6.2the Company has not issued any shares or other securities or purchased its own shares or redeemed any shares and has not granted any rights or options to subscribe for or acquire any shares or securities convertible into shares;
4.6.3the Company has not merged or consolidated with or into any company or business, or formed any subsidiary undertaking or acquired any share in any company or participated in, or terminated any participation in, any partnership or joint venture;
4.6.4no alteration, amendment or variation has been made to the accounting policies of the Company;
4.6.5the Company has not entered into or incurred any non-recurring capital commitments, contingent liabilities or any other material liabilities;
4.6.6the Company has not lent any money to third parties;
4.6.7the Company has not acquired or disposed of any business or any asset other than in the ordinary course of business or as otherwise permitted under this Agreement;
4.6.8the receivables owing to the Company included in the Annual Accounts have been realized in accordance with the governing terms of such receivables or, in the absence thereof, in accordance with past practice regarding such terms on their due date for payment for an amount not less than the value included in the Annual Accounts and no receivables have been written off or have proved to be bad or doubtful debts and there is no basis to believe that they will be doubtful or bad debts;
4.6.9the Company has in all material respects and consistent with past practice paid its creditors within the times agreed with them;
4.6.10the Company have not incurred any additional Financial Indebtedness and has not increased or amended in any form the terms and conditions of its Financial Indebtedness, other than in accordance with this Agreement. In this regard, the Purchaser is fully aware that the Company has entered into a Commission Fee Agreement with the company Galison Global Ltd. (VAT Reg. No.: BG202484203, address: 8 Ovetch Street, 2nd floor, apartment 15, 9022 Varna, Bulgaria) for introducing and assisting the Company with

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reliable investors, including the buyer under this Agreement, and was informed of the financial obligations towards Galison Global Ltd. All financial obligations under this agreement will be transferred to the Sellers before the Completion Date.
4.7No claim has been received by the Company that any of the books, registers or records referred to above is incorrect or should be rectified.
5.GUARANTEES AND INDEMNITIES
5.1The Company is not a party to or is liable under a guarantee, security, bond indemnity or other agreement to secure or incur a financial or other obligation with respect to obligations of another person.
5.2No part of the loan capital, borrowings or indebtedness in the nature of borrowings of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.
5.3No third party has given or entered into any assurance, which is subsisting at the date of this Agreement in respect of any obligation of the Company, nor has agreed to do so.
6.LITIGATION AND COMPLIANCE WITH LAWS
6.1The Company has not received any written notice from any Governmental Authority relating to a breach of any Applicable Laws, including any environmental regulations, and no investigation or enquiry in respect of their business is being or has been conducted by any Governmental Authority.
6.2The Company is not engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, in any jurisdiction, whether as claimant, defendant or otherwise (a “Proceeding”).
6.3No Proceeding is pending or threatened by or against the Company or otherwise aimed at challenging the Authorizations or the Project and there are no grounds which would be likely to give rise to any such Proceeding.
6.4There is no outstanding judgment, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company or otherwise against the Project.
6.5The Company has not (and no officer, agent, employee or other person acting or performing services for or on behalf of the Company has in the course of his/her duties) intentionally or with gross negligence done or omitted to do any act or thing in contravention of any provisions of the Applicable Laws or regulations that individually or together would have a material impact on the Company.
6.6The Company has obtained the Authorizations in accordance with the Applicable Laws, which are valid and effective. None of the Authorizations have been withdrawn, suspended, amended or revoked in whole or in part and there is no threat of any such withdrawal, suspension, amendment or revocation.
6.7The Company has not violated any material term or condition of any the Authorizations, and no written notice has been received by the Company terminating or cancelling or threatening in writing to terminate or cancel any of those Authorizations. The Sellers and/or the Company are not aware of any circumstances which could lead to the restriction or revocation of any of the Authorizations or that determines or may determine an action from a Governmental Authority that may give rise to any of such events.

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6.8The Company is not received any written notice on any on-going proceedings aimed at declaring any of the Authorizations required for the construction or operation of the Project to be invalid or revoked or re-opening the proceedings in which any of them has been issued. Specifically, there has been no official investigation, enquiry, challenge, claim or legal proceedings against any of the Authorizations and there are no facts or circumstances that could lead to any such challenge or claim.
6.9The Company performs the development of the Project in accordance with the Applicable Laws.
6.10The Company has not at any time committed any offence under any Applicable Laws on anti-bribery or tax evasion matters (whether as a result of its own acts or omissions or those of any other person) or otherwise contravened any such Applicable Laws.
6.11The Company is not subject to a liability under Applicable Laws on environmental, and health and safety matters, which would result in a change to the business practices of the Company and/or involve the Company incurring material costs.
6.12The Company did not unlawfully release any natural or artificial substance (whether solid, liquid or gas) which is damaging to the environment, public health or welfare (i) at or from any property of the Company during the period it was used by the Company, or (ii) from the operations of the business by the Company.
7.PROJECT RIGHTS
7.1The Company has a legal title to use the Project Rights for the purposes of the Project.
7.2Each such Project Right is in full force and effect. All Project Rights have been validly issued and obtained, with the observance of the Applicable Laws. No Project Right has expired, and the Company has not received written notice that any Project Right has been revoked, withdrawn by any Governmental Authority or challenged by any third party or that the Company is in default thereunder. There are no ongoing proceedings related to the withdrawal, suspension, amendment or revocation of any Project Rights, and to the Sellers’ knowledge, there is no threat of or ground for any such withdrawal, suspension, amendment or revocation of any of the Project Rights.
7.3The Company are entitled to use of all of the Project Rights required to enable it to carry out its business at the stage of development of the Project on the Completion Date.
7.4The Company is not a party to any agreement pursuant to which any Encumbrance may be created over its Project Rights other than those arising from this Agreement and there is no agreement or commitment to give or create any, and no claim has been made by any person to be entitled to any Encumbrance over any of the property, assets, undertakings, goodwill of the Company.
7.5The Company has made the statutory payments in relation to the Project Rights and placed the required guarantees when applicable, and no written request for correction or submission of new documentation has been received by the Company from the competent Governmental Authorities, which has not been duly satisfied by the Company. The Company has complied with all conditions and deadlines in the process of requesting and obtaining all Project Rights. The Company is, and has been, in compliance with the terms and conditions of all Project Rights and with Applicable Laws and is not in default of any Project Right.
7.6The Company has not been a party to any transaction pursuant to, or as a result of which the Company is liable to transfer or retransfer any Project Right to another person or entity.

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8.PROPERTIES
8.1The Company is the sole, exclusive, legal and duly registered owner of the Properties having a valid, undisputed title in relation thereto, and the Properties have been validly acquired by the Company, in good faith and with due observance of the Applicable Laws. The Company has fulfilled its obligations set forth in the agreements based on which it has acquired the Properties.
8.2The Properties are sufficient for the development and construction of the Project.
8.3There are no grounds for declaring any nullity or any other flaws total or partial that would affect the Properties. The documents delivered by the Sellers in connection with the Properties are true, complete and accurate in all respects and all information provided by the Sellers in connection with the Properties was, when given, and remains, true, correct and accurate in all respects. There are no material documents or information related to the title over any part of the Properties which were withheld or altered in their materiality by the Sellers.
8.4The Properties are not classified as archaeological site / historical monument which might affect the full, exclusive ownership right of the Company over the Properties, the ius edificandi, are not located in any protection area of any historical monument or in the constructed protected area, and no archaeological relic has been discovered in the underground of the Properties.
8.5The Properties (and any part thereof) are not subject to any litigation or arbitration procedure pending with any court of justice or arbitral tribunal, irrespective of the grounds invoked for that matter, and the Sellers are not aware of any actual threat from any person or central or local authority to take any action to this effect. The Properties and any part thereof are not the subject matter of any restitution notice or dispute whatsoever and there is no claim, enforcement or any other legal or administrative procedure initiated in related to the ownership, possession and/or use of the Properties, including, but not limited to the claims based on the provisions of Law 10/2001, Law no. 112/1995, Law 18/1991, Law 1/2000, Law 247/2005, Law no. 165/2013 and/or another special restitution law, and/or the general provisions of the Romanian Civil Code. The Sellers are not aware of any third party that could file any action or claim/notification regarding the ownership over the Properties, or part thereof or other real rights over the Properties.
8.6The Properties have direct, free of charge and unrestricted access to public roads and there are no other third party(ies) rights over the Properties which may restrict or create any liabilities for the Company once construction works start.
8.7There are no Encumbrances over the Properties.
8.8The Properties are not affected by any flooding, dangerous materials, by contaminating or polluting agents, toxic substances or toxic waste (whether apparent or concealed) and there are no contamination matters in connection with the Properties. There are no infringements of any applicable environmental laws and regulations in connection with the Properties. The Company uses the Properties in accordance with the requirements under the environmental permits issued to it and there have been no notices or other communications from a Governmental Authority claiming any breach of such environmental permits.
8.9To the best of the Sellers’ knowledge, there are no subsisting disputes concerning boundaries, servitudes, real burdens, obligations or other matters relating to the Properties.
8.10No part of the Properties is the subject of any expropriation, enforcement or foreclosure procedure.

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8.11There are no documents binding on the Company which impose any Encumbrances of any nature whatsoever nor restrictions on the Company’s title to the Properties or limitations in their use,

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other than restrictions and limitations currently revealed in the Land Book or stemming from or imposed by the Authorizations.
8.12The Sellers have not concluded any other sale/transfer agreement or sale promise or other agreement for the disposal in any way of the Properties.
8.13To the Sellers’ knowledge, any and all notarial deeds for acquiring superficies, concession, servitude and use rights for the Properties were issued in observance of the Applicable Laws, they are lawful, not fraudulent and do not result from an act or fact of corruption.
8.14To the Sellers’ knowledge, there are no pipes, or cables or similar elements of any kind, either above or under or at ground level, or any containers, bunkers and/or cellars which might in any way hinder the operation of the Project on the Properties.
8.15The Company is not obliged towards third parties or public authorities to execute any infrastructure works on the Properties.
9.TAXES
9.1All notices, returns, reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Tax Authority in connection with its Taxes have been submitted with the observance of the applicable regulations.
9.2There are no overdue Taxes for which the Company is liable.
9.3The Company has, within applicable time limits, duly kept and maintained in its possession and under its control complete and accurate records, computations, invoices, documentation and other information in relation to Tax as it is required to keep and maintain. The Company complies with all storage obligations under Applicable Laws.
9.4The Company has not been subject to within the past 12 months and is not currently subject to any enquiry, investigation, audit or visit by any Tax Authority, nor is the Company involved in any dispute with a Tax Authority.
9.5The Company is not treated for any Tax purpose as resident in a country other than Romania and did not have within the statutory limitation period, a branch, agency or permanent establishment in a country other than Romania.
9.6The Company has not participated in any transaction, scheme or arrangement of which the main purpose(s) or effect(s) is the avoidance or evasion of a liability to Tax or which could be re-characterised or treated as unenforceable or ineffective for Tax purposes.
9.7The Company has not received any written Tax ruling/draft tax biding ruling or entered into or is currently under negotiation to enter into any agreement with any Tax Authority.
9.8The Company has back-up supporting documentation for substantiating the nature, the benefit, the amounts charged and necessity the services received from both related and third parties, as well as the deductibility of the service expenses recorded.
10.EMPLOYEES
10.1The Company has not had any employees since its incorporation.
10.2No outstanding offer of employment or engagement has been made by the Company to any person nor has any person accepted an offer of employment or engagement by the Company but who has not yet commenced such employment or engagement.

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Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

10.3No director of the Company have entered into any management agreement with the Company.

11.MATERIAL CONTRACTS
11.1All the Material Contracts, as amended from time to time, are in full force and effect, according to their terms and neither the Company nor the contracting parties are in breach of a Material Contract justifying termination or suspension thereof by the other counterparty.
11.2The Company is not a party to or subject to any contract, transaction, arrangement, understanding or obligation which:
11.2.1is not in the ordinary and usual course of its business;
11.2.2may be terminated as a result of any change of control of the Company or entitle the Company’s counterparty to claim any payment as a result of Completion or which otherwise includes any provision that will be triggered as a result of the Transaction, except as provided by art. 4.6.10.;
11.2.3is not wholly on an arm’s length basis, as regards the related parties agreements;
11.2.4restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;
11.2.5involves any profit sharing partnership, joint venture, consortium, joint development.
11.2.6the Company cannot comply on time or without undue or unusual expenditure of money or effort.
11.3The Company has not received a written notice: (i) that it is in breach of any Material Contract;
(ii) making an allegation of any invalidity of any Material Contract of event of default occurring thereto; (iii) of termination of any Material Contract, nor are the Sellers aware of any threatened claims in relation thereto.
11.4All payments which have become due under the Material Contracts have been duly performed.
11.5There are no outstanding liabilities nor debts of the Company in relation to any contract to which the Company were a party and is now terminated and which have not been shown in the Company’s accounts.
11.6Any and all contracts concluded by the Company has been performed in accordance with their terms and conditions and there are no claims resulting to the Company’s improper performance or non-performance of those contracts by either of the parties thereto.
11.7All liabilities (actual or contingent), claims, indebtedness and all contracts, commitments or arrangements between the Company and the Sellers or any Affiliate of the Sellers have been Disclosed.
11.8Neither the Sellers nor any of their Affiliates is entitled to a claim of any nature against the Company, or has assigned to any person the benefit of a claim against the Company which is still outstanding.

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Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

SCHEDULE 5
PURCHASER’S WARRANTIES

1.AUTHORITY AND CONSEQUENCE OF SALE
1.1The Purchaser is a company duly organized, validly existing and in good standing under the laws of Denmark.
1.2The Purchaser has full capacity, power and authority to execute and deliver this Agreement and any other Transaction Documents to which the Purchaser is a party and to consummate the transactions contemplated hereby and thereby.
1.3The Purchaser has received the Disclosed Information provided by the Sellers.
1.4This Agreement and each other Transaction Document to which the Purchaser is a party will, when executed, constitute valid, binding and enforceable obligations of the Purchaser in accordance with their respective terms.
1.5All corporate acts, consents, approvals and other proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby have been duly and properly taken.
1.6The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and each other Transaction Document to which the Purchaser is a party will not, subject to the satisfaction of the actions contemplated under this Agreement conflict with or result in a breach of any law or regulation, or of any order, injunction, judgement or decree of any court, that applies to the Purchaser.
1.7The Purchaser acquires the Shares for its own account and not as representative, agent or trustee of a third party.
2.NO INSOLVENCY
2.1No action, legal proceeding or other procedure or step with a view to insolvency, bankruptcy, judicial reorganisation, dissolution, liquidation, moratorium or creditors' process has been taken by or notified to the Purchaser or, to the best of the Purchaser’s knowledge, threatened in relation to the Purchaser in any part of the world and the Purchaser is not insolvent (as such term is defined by the relevant Applicable Laws (including without limitation “insolventa prezumata” or “insolventa iminenta” according to Romanian Law No. 85/2014 on insolvency and insolvency prevention procedures and “stare de insolvabilitate” according to Article 1,417 of the Romanian Civil Code).
2.2The Purchaser is not subject to any pending claim, action, proceeding or investigation that may delay or prevent the consummation of, or which would be likely to adversely affect the Purchaser's ability to consummate the transactions contemplated by this Agreement.

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Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

SCHEDULE 6
CONDUCT OF CLAIMS

1.NOTICE OF CLAIMS
1.1If the Purchaser becomes aware of a matter or circumstance which gives rise or could reasonably be expected to give rise to a Warranty Claim or an Indemnity Claim, the Purchaser shall give notice (a “Notice of Claim”) to the Sellers in accordance with the provisions of this Agreement, as soon as reasonably possible, specifying the matter or circumstance giving rise or could reasonably be expected to give rise to that Warranty Claim or Indemnity Claim in reasonable detail (to the extent known) and setting out such other facts as the Purchaser is aware of, including, to the extent possible, a good faith estimate of the relevant Loss, as soon as reasonably practicable after it becomes aware of that matter or circumstance.
2.RESPONSE BY THE SELLERS
2.1Within fifteen (15) Business Days from the receipt of a Notice of Claim, the Sellers shall send a notice to the Purchaser, stating whether:
2.1.1the Sellers reject the Warranty Claim in full, together with the arguments for such rejection;
2.1.2the Sellers accept the Warranty Claim partially, together with the arguments for such partial rejection; or
2.1.3the Sellers fully accept the Warranty Claim and their obligation to pay.
2.2In the cases described in paragraphs 2.1.2 and 2.1.3 above, the Sellers shall pay the Warranty Claim (or the accepted part of the Warranty Claim) to the Purchaser within the term of fifteen (15) Business Days from the delivery of the notice to the Purchaser.
2.3In case of unjustified failure by the Sellers to send a notice as provided by paragraph 2.1 above within the required fifteen (15) Business Day period, the Warranty Claim in relation to which such failure occurs shall be deemed finally accepted by the Sellers.
3.THIRD PARTY CLAIMS
3.1If a Claim is a result of, or in connection with, a claim by a third party against the Purchaser or the Company (a “Third Party Claim”), then the Purchaser shall, or shall cause the Company to, take reasonable steps to conduct the defence of such Third Party Claim in a diligent manner and, without prejudice to the foregoing:
3.1.1the Purchaser shall, or shall procure that the Company shall, keep the Sellers informed of the progress of any such Third Party Claim and its defence and provide with reasonable promptness the Sellers with copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the Third Party Claim;
3.1.2the Purchaser shall, and shall procure that the Company shall, to the extent practicable, consult with the Sellers and take into consideration the reasonable recommendations of the Sellers to avoid, dispute, resist, mitigate, compromise, or defend any Third Party Claim.

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Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

SCHEDULE 7
DATA ROOM INDEX BESS COPSA MICA 42 MW

1.	! ATR – CTE, CTES, OP garantie ATR
2.	1.SPV
3.	2. Cable Route to 110kv Transformer substation
4.	3.landplot for BESS 12.000 sqm
5.	4.DEER
6.	5.INVOICES
7.	6.CU - BESS
8.	7.CU – CONNECTION
9.	8.DECLARATII NOTARIALE – REGENERIS ENVERS si FORUM DEVELOPMENT
10.	9.Design Layout and technical equipment
11.	10.Documentatie scoatere din circuit agricol – DAJ
12.	11.Actualizare ATR, cu noul CF
13.	12.Raspunsuri autoritati ref. la teren
14.	13.Mediu
15.	14.DTAC
16.	Baterii – Tabel – situatie avize.docx
17.	Racord – Tabel – situatie avize.docx
18.	SS – IS Copsa Mica.zip

40

Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

SCHEDULE 8
MATERIAL CONTRACTS

1.	Shareholder Loan Agreements concluded between the shareholders and the Company on 20.09.2024;
2.	Services agreements concluded between PASPARTU DESIGN as provider and the Company as beneficiary under no. 65/10.10.2025 and no. 66/10.10.2025;
3.	Services agreement concluded between MBK POWER ENERGY SRL as provider and the Company as beneficiary under no. 713/29.01.2026 and no. 714/29.01.2026;
4.	Commission Fee Agreement concluded between Galison Global Ltd. and the Company.

41

Docusign Envelope ID: F7E96958-A875-8B85-8304-09AEFB4DE1D3

SCHEDULE 9
PROPERTIES

-    land located in Copsa Mica, Sibiu county, in surface of 12.000 sqm, registered with the Land Book Office under no. 103055.

42

Certificate Of Completion
Envelope Id: F7E96958-A875-8B85-8304-09AEFB4DE1D3    Status: Completed Subject: Complete with Docusign: Project Copsa Mica SPA_18Jun2026_execution version.docx
Source Envelope:
Document Pages: 42    Signatures: 7    Envelope Originator:
Certificate Pages: 6    Initials: 0    Catalin Vasile
AutoNav: Enabled
EnvelopeId Stamping: Enabled
Time Zone: (UTC-08:00) Pacific Time (US & Canada)

78 Cannon Street
London, London EC4N 6AF Catalin.Vasile@cms-cmno.com IP Address: 82.78.233.198
Record Tracking
Status: Original
6/17/2026 5:18:54 AM

Holder: Catalin Vasile
Catalin.Vasile@cms-cmno.com

Location: DocuSign

CIOLACU SILVIU
silviu.ciolacu@romaniainvestments.com
Security Level: Email, Account Authentication (None)

Electronic Record and Signature Disclosure:
Accepted: 6/18/2026 11:52:03 AM
ID: b95db1a8-8d64-4e0e-9e9c-db7a99d55224

DUNGACIU ANDREI
andrei.dungaciu@yahoo.com
Security Level: Email, Account Authentication (None)

Signature Adoption: Drawn on Device Using IP Address: 82.76.153.239 Signed using mobile

Signature Adoption: Pre-selected Style Using IP Address: 2a02:2f0c:7106:5200:dda4:f89e:e61b:d9a

Sent: 6/18/2026 11:14:49 AM Viewed: 6/18/2026 11:52:03 AM Signed: 6/18/2026 12:01:13 PM

Sent: 6/18/2026 11:14:50 AM Viewed: 6/18/2026 11:20:20 PM Signed: 6/18/2026 11:23:50 PM

Electronic Record and Signature Disclosure:
Accepted: 6/18/2026 11:20:20 PM
ID: 5d861f6d-558c-4706-b725-b04ed02faaba

FODOR ALEXANDRU
alexandru27fodor@gmail.com
Security Level: Email, Account Authentication (None)

Signature Adoption: Pre-selected Style Using IP Address: 2a02:2f08:440f:4100:2960:856:6977:6119

Sent: 6/18/2026 11:14:51 AM Viewed: 6/18/2026 8:46:19 PM Signed: 6/18/2026 9:01:24 PM

Electronic Record and Signature Disclosure:
Accepted: 6/18/2026 8:46:19 PM
ID: 455b8d11-c3a5-4586-8654-160d0dc9b74d

Grégory Félix Abel Poilasne gregory.poilasne@nuvve.com
Security Level: Email, Account Authentication (None)

Electronic Record and Signature Disclosure:

Signature Adoption: Drawn on Device
Using IP Address: 2a04:4e41:2958:d25e::b858:d25e Signed using mobile

Sent: 6/18/2026 11:14:52 AM Viewed: 6/18/2026 11:32:45 AM Signed: 6/22/2026 10:48:46 AM

Accepted: 6/18/2026 11:32:45 AM
ID: 420d5e6a-0db5-4f13-a559-01c1b6328991

POPA RADU CRISTIAN PARTENIE
popa.radu983@yahoo.ro
Security Level: Email, Account Authentication (None)

Signature Adoption: Pre-selected Style Using IP Address: 81.196.42.171

Sent: 6/18/2026 11:14:53 AM Viewed: 6/18/2026 8:37:03 PM Signed: 6/18/2026 8:38:24 PM

Electronic Record and Signature Disclosure:
Accepted: 6/18/2026 8:37:03 PM
ID: 65e7e5e0-cade-425e-a249-1bc1b1529fca

TOPÂRCEANU RĂZVAN IOAN
ioantop@yahoo.com
Security Level: Email, Account Authentication
(None)    Signature Adoption: Pre-selected Style
Using IP Address: 209.198.149.55

Sent: 6/18/2026 11:14:53 AM Viewed: 6/18/2026 10:46:18 PM Signed: 6/18/2026 10:58:14 PM

Electronic Record and Signature Disclosure:
Accepted: 6/18/2026 10:46:18 PM
ID: 32cd5613-6f4d-43e6-b125-8e43f2899081

VULCAN IOAN
vulcanioan@gmail.com
Security Level: Email, Account Authentication (None)

Electronic Record and Signature Disclosure:
Accepted: 6/18/2026 11:33:54 AM
ID: f3e342f2-5120-4629-820f-914db535c48e

Signature Adoption: Drawn on Device Using IP Address: 5.15.101.138 Signed using mobile

Sent: 6/18/2026 11:14:55 AM Viewed: 6/18/2026 11:33:54 AM Signed: 6/18/2026 11:35:13 AM

Ana Bursumac ana.bursumac@tblawyers.ro
Security Level: Email, Account Authentication (None)
Electronic Record and Signature Disclosure:
Not Offered via Docusign

Xavier MOREAU xavier.moreau@nuvve.com

Security Level: Email, Account Authentication (None)
Electronic Record and Signature Disclosure:
Not Offered via Docusign

Sent: 6/18/2026 11:14:56 AM Viewed: 6/19/2026 1:33:24 AM

Sent: 6/18/2026 11:14:57 AM Viewed: 6/18/2026 11:22:36 AM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	6/18/2026 11:14:57 AM
Certified Delivered	Security Checked	6/18/2026 11:33:54 AM
Signing Complete	Security Checked	6/18/2026 11:35:13 AM
Completed	Security Checked	6/22/2026 10:48:46 AM
Payment Events	Status	Timestamps
Electronic Record and Signature Disclosure

Electronic Record and Signature Disclosure created on: 1/26/2021 1:58:52 AM
Parties agreed to: CIOLACU SILVIU, DUNGACIU ANDREI, FODOR ALEXANDRU, Grégory Félix Abel Poilasne, POPA RADU CRISTIAN PARTENIE, TOPÂRCEANU

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